Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
SportsQuest, Inc.

I hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of SportsQuest, Inc. (formerly Air Brook Airport Express, Inc.) (the “Company”) for the registration of 2,000,000 shares of common stock, $0.0001 par value, of the Company, under the SportsQuest, Inc. 2007 Stock Incentive Plan, of my report dated January 19, 2007, relating to the consolidated balance sheet of the Company and its wholly-owned subsidiary, as of October 31, 2006, and the related consolidated statements of income, changes in stockholders’ deficit, and cash flows for the years ended October 31, 2006 and 2005, which report appears in the Company’s Registration Statement (Form SB-2) filed with the Securities and Exchange Commission on September 14, 2007.

/s/ Robert G. Jeffrey, C.P.A.

Wayne, New Jersey
November 26, 2007